LOCKUP AGREEMENT

THIS LOCKUP AGREEMENT (the "Agreement") is entered into as of this 3rd day of April, 2007 (the "Effective Date") by and between each shareholder listed on Exhibit A (each a “Shareholder” and collectively, the "Shareholders") and Comanche Clean Energy Corporation, a Cayman Islands corporation (the "Company").

WITNESSETH

WHEREAS, each Shareholder has acquired Ordinary Shares, par value $.001 per share, of the Company (the "Shares"), all of which Shares shall be subject to this Agreement (such Shares are sometimes also hereinafter referred to as the "Restricted Shares"); and

WHEREAS, the Company has, concurrently with the execution of this Agreement, issued approximately $ 44,752,545 in face amount of Convertible Notes (the "Convertible Notes"); and

WHEREAS, it was a condition precedent to the consummation of certain capital raising transactions by the Company as of the date hereof (including the issuance of the Convertible Notes) that the Shareholder agree to refrain from selling the Restricted Shares until the occurrence of certain events and/or the passage of certain dates (all as provided in this Agreement);

NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. LOCKUP OF SHARES. Each Shareholder hereby agrees that such Shareholder will not, except as provided herein, prior to the earlier of (a) the first anniversary of the date that the Company’s Registration Statement under the Securities Act of 1933, as amended, covering the resale of all of the Company’s Shares by the purchasers of the Convertible Notes is declared effective or (b) the third anniversary of the date hereof, sell (including without limitation, in a short sale), transfer, assign or dispose of (by gift or otherwise) (collectively, "Transfer"), other than Permitted Transfers, any of the Restricted Shares (the "Transfer Restriction"). Notwithstanding the foregoing, the Restricted Shares shall cease to be subject to the Transfer Restriction in accordance with the following provisions:

(a)  CHANGE OF CONTROL. All of the Restricted Shares shall immediately cease to be subject to the Transfer Restriction upon a Change of Control. For purposes of this Agreement, a “Change of Control” shall mean any Fundamental Transaction other than (i) any reorganization, recapitalization or reclassification of Shares, in which holders of the Company's voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities; or (ii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company. “Fundamental Transaction” means that the Company shall, directly or indirectly, in one or more related transactions, after the date hereof (i) be dissolved or liquidated or be the subject of a plan of dissolution or liquidation adopted by its stockholders; (ii) consolidate or merge with or into (whether or not the Company is the surviving corporation) another person or persons; (iii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another person; (iv) allow another person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding voting Shares (not including any voting Shares held by the person or persons making or party to, or associated or affiliated with the persons making or party to, such purchase, tender or exchange offer), (v) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person whereby such other person acquires more than 50% of the outstanding voting Shares (not including any voting Shares held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock purchase agreement or other business combination); (vi) any "person" or "group" (as these terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) is or shall become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Shares; or (vii) cease to have during any period of two (2) years, as the majority of its Board of Directors individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose nomination for election was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved).

(b) DEATH OR INCAPACITY. Upon the death or incapacity of a Shareholder, all of the Restricted Shares held by such Shareholder shall immediately cease to be subject to the Transfer Restriction.

2. PERMITTED TRANSFERS TO TRUSTS. Notwithstanding the Transfer Restriction, Transfers of Restricted Shares by a Shareholder shall be permitted to: (i) any member or members of the Shareholder’s immediate family, including the spouse, sibling, child, step child, grandchild and/or parent of such Shareholder and/or the spouse of any such person (collectively, “Immediate Families”); (ii) any corporation, partnership, limited liability company, trust or other entity or company, all of the equity or beneficial ownership interests of which are owned by one or more of the Shareholders; (iii) employees of the Company or any of its direct or indirect subsidiaries and their Immediate Families; (iv) directors of the Company; and (v) charitable foundations formed by the Shareholder at any time; PROVIDED, HOWEVER, that (y) Restricted Shares transferred pursuant to this Section 2 shall remain Restricted Shares subject to the Transfer Restriction, except as provided in Section 1, and (z) no transfer under this Section 2 shall be permitted or be recorded in the records of the Company, unless and until the transferee of such Restricted Shares agrees by notice in writing to the Company to be bound by the terms of this Agreement.

3. REGISTRATION RIGHTS.

(a) Certain Definitions. As used in this Section 3, the following terms shall have the following respective meanings:

"Holders" shall mean the holders of Registrable Securities.

"Initiating Holders" shall mean any persons who in the aggregate are Holders of at least a majority of the voting power held by all outstanding Registrable Securities.

"Registrable Securities" shall mean all of the Shares held by the Shareholders on the date of this Agreement and (ii) any Shares issued in respect thereof upon any stock split, stock dividend, recapitalization or similar event.

The terms "register," "registered" and "registration" shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

"Registration Expenses" shall mean all expenses incurred by the Company in compliance with this Sections 3, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses, reasonable fees and disbursements of one counsel for all the selling Holders for a "due diligence" examination of the Company, and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company).

“Securities Act” shall mean the Securities Act of 1933, as amended.

"Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities and all fees and disbursements of counsel for any Holder, except as otherwise provided herein.

"Underwritten Offering" shall mean the offering and sale of Registrable Securities in a registration pursuant to a firm commitment underwriting to an underwriter at a fixed price for reoffering or pursuant to agency or best efforts arrangements with a placement agent or underwriter.

(b) Right to Piggyback. At any time after the first anniversary of the date the Company’s Registration Statement on Form F-1 covering the resale of Shares issuable upon conversion of the Convertible Notes is declared effective, the Company proposes to register any of its securities under the Securities Act and the registration form to be used may be used for the registration and contemplated disposition of Registrable Securities (a "Piggyback Registration"), the Company will give prompt written notice to all Holders of Registrable Securities of its intention to effect such a registration so that such notice is received by each Holder at least twenty (20) days before the anticipated filing date. The Company will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten (10) days after the receipt of the Company's notice.

(c) Piggyback Expenses. In connection with each Piggyback Registration, all of the Registration Expenses of the Holders of Registrable Securities will be paid by the Company and such Holders shall pay all of the Selling Expenses attributable to the sale of their securities pursuant to the Piggyback Registration, including their pro rata share of all fees and disbursements of counsel for the Holders in connection with such Piggyback Registration.

(d) Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the distribution of the Registrable Securities to be included concurrently with the securities being registered on behalf of the Company would materially adversely affect the distribution of such securities by the Company, the Company will include in such registration (i) first, the securities the Company proposes to sell, (ii) second, the Registrable Securities and securities of the Company with respect to which similar registration rights have heretofore been granted and requested to be included in such registration, pro rata in accordance with the amounts of Registrable Securities and such securities requested to be so included by the respective Holders and holders of such securities of the Company; and (iii) third, any other securities requested to be included in such registration.

(e) Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Company's securities, and the managing underwriters advise the Company in writing that in their opinion the distribution of the Registrable Securities to be included concurrently with the securities being registered on behalf of the Company would materially adversely affect the distribution of such securities by the Company, the Company will include in such registration (i) first, the securities requested to be included therein by the holders requesting such registration, (ii) second, the Registrable Securities and securities of the Company with respect to which similar registration rights have heretofore been granted and requested to be included in such registration, pro rata in accordance with the amounts of Registrable Securities and such securities requested to be so included by the respective Holders and holders of such securities of the Company, and (iii) third, other securities requested to be included in such registration.

4. THIRD PARTY BENEFICIARIES. Each Shareholder acknowledges and agrees that pursuant to that certain Securities Purchase Agreement dated as of March 30, 2007 in respect of the issuance of Convertible Notes and warrants of the Company ("Warrants") and that certain Securities Purchase Agreement dated as of March 30, 2007 in respect of the issuance of Shares and Warrants, such Shareholder’s accepting to be bound by the terms and conditions of this Agreement is a condition precedent to the consummation of such transactions. Consequently, the Company agrees that it will not amend this Agreement without the written consent of (x) the holders of a majority of the outstanding principal amount of the Convertible Notes and (y) the holders of a majority of the Shares of the Company, not including for such purpose any Shareholder which is a party to this Agreement. Except as set forth above, this Agreement is solely for the benefit of the Company and the Shareholders, and nothing contained in any agreement shall be deemed to confer upon anyone other than the holders of Convertible Notes and Shares and the Company and Shareholders any right to insist upon or to enforce the performance or observance of any of the obligations contained herein.

5. GOVERNING LAW/VENUE. This Agreement shall be governed by applicable U.S. federal securities laws and the internal laws of the State of New York (without regard to any conflict of law provisions). The sole and exclusive venue for any legal proceeding involving this Agreement shall be the courts located in the State of New York.

6. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7. AMENDMENTS AND WAIVERS. Subject to the terms and provisions of Section 4 hereof, this Agreement may only be amended with the written consent of the Company and each Shareholder.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMANCHE CLEAN ENERGY CORPORATION

By:	/s/ Thomas Cauchois
Print Name: Thomas Cauchois Print Title: Chairman Duly authorized

SHAREHOLDERS

Alicia Noyola	Thomas Cauchois
Alicia Noyola	Thomas Cauchois

NETOIL INTERMEDIACAO DE NEGOCIOS LTDA	CASTANHERA ACQUISITION COMPANY, LLC

By: /s/ Delmo Sergio Vilhena	By: /s/ Alexandre Tadeu Nunes Kume
Name: Delmo Sergio Vilhena Title: Director	Name: Alexandre Tadeu Nunes Kume Title: Director

OURO VERDE PARTICIPACOES S/A

By: /s/ Alexandre Tadeu Nunes Kume	By: /s/ Alexandre Tadeu Nunes Kume
Name: Alexandre Tadeu Nunes Kume Title: Director	Name: Francisco Celso Ligeiro Title: Director

EXHIBIT A
LIST OF SHAREHOLDER PARTIES TO AGREEMENT

Alicia Noyola
Thomas Cauchois
Netoil Intermediacao Negocios Ltda
Castanhera Acquisition Company, LLC
Ouro Verde Participaçoes S/A